Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Narragansett Bancorp, Inc.:

Name	State of Incorporation

BayCoast Bank	Massachusetts
BayCoast Mortgage Company, LLC*	Massachusetts
BayCoast Insurance LLC*	Massachusetts
Plimoth Trust Company, LLC*	Maine
BayCoast Insurance LLC*	Delaware
Priority Funding, LLC*	Massachusetts
Teamwork Funding, LLC*	Arizona
Troy Security Corporation*	Massachusetts
B.F.R. Corp.*	Massachusetts
Stack Ally, LLC*	Delaware
BCBOZ Investments, LLC*	Massachusetts
1851 Corporation*	Massachusetts

*	Subsidiary of BayCoast Bank